Exhibit 99.1

CONTACTS:	Tony Rossi	Charles Mollo
	Financial Relations Board	Mobility Electronics, Inc.
	310-854-8317	480-596-0061, ext. 153
	trossi@financialrelationsboard.com	cmollo@mobl.com
For Immediate Release
MOBILITY ELECTRONICS REPORTS 24% YEAR OVER YEAR
REVENUE GROWTH FOR FIRST QUARTER OF 2006
HIGHLIGHTS
•	First quarter revenues grow 24% to $22.8 million
•	First quarter low-power revenues grow 161% over the prior year to $3.0 million
•	Significant new low-power programs finalized or launched with a major tier one carrier, Brightpoint, Best Buy (both On-Line and a 10- store test program), CompUSA, Sears and others
•	Expanded high-power programs with two top-tier OEMs
SCOTTSDALE, Ariz., April 27, 2006 — Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions, today reported financial results for the first quarter ended March 31, 2006. Total revenue was $22.8 million in the first quarter of 2006, an increase of 24% over revenue of $18.4 million in the first quarter of 2005.
Net loss was $1.3 million, or ($0.04) per diluted share, in the first quarter of 2006, compared with a net loss of $927,000, or ($0.03) per diluted share, in the same quarter of the prior year. Excluding non-cash compensation charges, net loss was $745,000, or ($0.02) per diluted share, in the first quarter of 2006, compared with a net loss of $589,000, or ($0.02) per diluted share, in the same quarter of the prior year. Excluding non-cash compensation charges and one-time severance and litigation settlement expenses of $508,000, net loss was $237,000, or ($0.01) per fully diluted share.
“We generated strong year-over-year revenue growth this quarter despite weaker than expected sales to RadioShack,” said Charlie Mollo, President and Chief Executive Officer of Mobility Electronics. “In all other areas, we generally met or exceeded our sales targets. Most importantly, we made significant progress in penetrating the wireless carrier and distributor market with our low-power products, which we believe represents our largest market opportunity. We have finalized the implementation details for our initial test program with a tier one wireless carrier, and we have also signed up, through Motorola, a major domestic wireless distributor in Brightpoint. We expect to make shipments to both of these accounts in the second quarter.
“We are also making good progress in expanding the retail distribution for the low-power products. During the first quarter, we achieved strong initial results with both CompUSA and Best Buy, which in addition to offering our products online has now launched a 10-store test program. We believe the combination of our penetration of the wireless market and our expanding retail distribution positions us well for a strong holiday season later this year,” said Mr. Mollo.
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Mobility Electronics, Inc.

Product Area Highlights
•	Sales of power products, handheld connectivity products, and expansion and docking products represented 70%, 20%, and 7%, respectively, of overall Company sales in the quarter.
•	Unit sales of universal power products for high-power mobile electronic (ME) devices, which includes portable computers, were approximately 327,000 units in the first quarter, an increase of 15% over the first quarter of 2005.
•	Unit sales of universal power adapters for low-power ME devices were approximately 374,000 units in the first quarter of 2006, a decrease of 71% from the first quarter of 2005. The decrease over the prior year was due primarily to a reduction in sales to RadioShack.
•	Revenue from the sale of power products for high-power ME devices was $13.0 million in the first quarter of 2006, an increase of 10% over the same period of the prior year.
•	Revenue from the sale of power products for low-power ME devices was $3.0 million in the first quarter of 2006, an increase of 161% over the same period of the prior year.
•	Revenue from the sale of all power products was $16.0 million, an increase of 24% over the same period of the prior year.
•	Revenue from the sale of connectivity products was $6.2 million in the first quarter of 2006, an increase of 34% over the same period of the prior year.
Financial Highlights
Gross margin was 30.5% in the first quarter of 2006, compared to 29.8% in the first quarter of 2005, and 27.7% in the fourth quarter of 2005. The improvement in gross margin from the fourth quarter of 2005 is primarily attributable to the improved economics on sales of low-power products to Radio Shack.
Total operating expenses in the first quarter of 2006 were $8.3 million, including $518,000 of non-cash compensation charges and $258,000 of severance expense, or 36.3% of revenue. Total operating expenses for the first quarter of 2006 included $1.4 million in external legal fees primarily related to several different litigation matters, including the Company’s ongoing intellectual property enforcement action and the Portsmith litigation that was settled during the quarter. Legal expenses increased 134% over the first quarter of 2005.
The Company’s balance sheet remained strong with $26.9 million in cash, cash equivalents, and short-term investments at March 31, 2006. The Company continued to have no long-term debt and had a current ratio of 3.2 at March 31, 2006.
Outlook
In the second quarter of 2006, the Company believes that total revenue will be approximately $26.0 million, and expects fully-diluted earnings per share (excluding non-cash compensation charges) to be $0.01 per share.
Commenting on Mobility’s outlook for the year, Mr. Mollo said, “We believe there are several catalysts that will help drive increasing sales and profits as we move through 2006. In our low-power business, we expect to see a positive impact from a rebound in sales to RadioShack, increasing sales to our new accounts in the wireless carrier, retailer, and distributor channels, and the launch of our jointly developed power products with Energizer. In our high-power business,
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we expect to see continuing growth in sales through both retail and OEM channels, driven by continuing sales increases through Targus and Dell, as well as higher sales of our 90-watt Lenovo power adapters following the release of a number of new high-power notebooks by Lenovo. We believe the visibility on our sales pipeline has never been better, and we expect to deliver strong results in the second half of 2006 while also continuing to make the necessary investments to support the long-term growth of the Company.”
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for high-power (e.g., portable computers) and low-power (e.g., mobile phones, PDAs, digital cameras, etc.) mobile electronic devices, and is also the creator of the patented intelligent tip (“itip™”) technology. Mobility Electronics’ iGo® brand offers a full line of AC, DC and combination AC/DC power adapters for high- and low-power mobile electronic devices. All these adapters leverage the Company’s itip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable itips.
The Company also offers hardware products for handheld devices; expansion and docking products for servers, desktop and portable computers; and other accessories for the mobile electronic device market.
Mobility Electronics’ products are available at www.igo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics and iGo are registered trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include expectations regarding the Company’s financial performance in the second quarter of 2006, increased sales and profitability throughout 2006; beliefs regarding major catalysts that are expected to drive further growth and profitability for the Company, including a rebound in sales to RadioShack, increasing sales to wireless carriers and distributors, and the impact of jointly developed products with Energizer; and continued growth in sales of power products for high-power ME devices driven by a new power adapter program for Dell and higher sales of 90-watt power adapters to Lenovo. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with strategic partners; the inability to create broad consumer awareness and acceptance for the Company’s products; the timing and success of product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the Company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in our Annual Report on Form 10-K for the year ended December 31, 2005 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, we do not undertake any responsibility to update you on the
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occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.
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Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended
	March 31,
	2006	2005

Net revenue	$22,837	$18,358

Gross profit	6,957	5,477

Selling, engineering and administrative expenses	8,293	6,442

loss from operations	(1,336)	(965)
Interest income (expense), net	303	38
Other income (expense), net	20	—
Litigation settlement expense	(250)	—

Net loss	$(1,263)	$(927)

Net loss per share — Basic and diluted	$(0.04)	$(0.03)

Weighted avg common shares outstanding:
Basic and diluted	30,929	28,601

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Selected Other Data

	Three months ended
	March 31,
	2006	2005

Reconciliation of non-GAAP Financial Measure — net loss to net loss before non-cash equity compensation:

Net loss	$(1,263)	$(927)

Non-cash equity compensation	518	338

Net loss before non-cash equity compensation	$(745)	$(589)

Diluted net loss per share before non-cash equity compensation	$(0.02)	$(0.02)

Reconciliation of non-GAAP Financial Measure — net loss to net loss before non-cash equity compensation, severance expense, and litigation settlement expense:

Net loss	$(1,263)	$(927)
Non-cash equity compensation	518	338
Severance expense	258	—
Litigation settlement expense	250	—

Net loss before non-cash equity compensation, severance expense, and litigation settlement expense	$(237)	$(589)

Diluted net loss per share before non-cash equity compensation, severance expense, and litigation settlement expense	$(0.01)	$(0.02)

Reconciliation of non-GAAP Financial Measure — net loss to earnings before interest, taxes, depreciation and amortization (EBITDA):

Net loss	$(1,263)	$(927)
Interest (income) expense, net	(303)	(38)
Depreciation and amortization	459	466
Non-cash equity compensation	518	338

EBITDA	$(589)	$(161)

This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of period-to-period operating performance. Net loss before non-cash equity compensation, net loss before non-cash equity compensation, severance expense, and litigation settlement expense and EBITDA should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	March 31,	December 31,
	2006	2005
	(unaudited)

ASSETS

Cash and cash equivalents	$11,798	$13,637
Short-term investments	15,133	20,286
Accounts receivable, net	19,089	18,778
Inventories	15,087	13,373
Prepaid expenses and other current assets	468	565

Total current assets	61,575	66,639
Other assets, net	17,107	17,271

Total assets	$78,682	$83,910

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$18,974	$23,737
Long-term liabilities	—	824

Total liabilities	18,974	24,561

Total stockholders’ equity	59,708	59,349

Total liabilities and stockholders’ equity	$78,682	$83,910

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